FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
SECOND QUARTER 2014 RESULTS AND ANNOUNCES
THIRD QUARTER 2014 GUIDANCE
Cudahy, WI - July 30, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and six months ended June 30, 2014.
Revenues for the quarter ended June 30, 2014 increased 38.6% to $460.2 million from $331.9 million for the quarter ended June 30, 2013. Second quarter 2014 net income available to common stockholders was $14.8 million compared with $14.0 million in the prior year quarter. Second quarter 2014 diluted income per share available to common stockholders was $0.38 compared with $0.37 in the prior year quarter.
Roadrunner's August 2013 stock offering increased the weighted averaged diluted shares outstanding for the quarter ended June 30, 2014 by approximately 1.5 million shares and impacted diluted income per share available to common stockholders by $0.01 from the prior year quarter.
Roadrunner's summary financial results for the three and six months ended June 30 are highlighted below.

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$460,181	$331,908	$842,211	$631,288
Purchased transportation cost	$315,334	$227,922	$579,352	$434,264
Depreciation and amortization	5,726	3,846	10,469	7,201
Other operating expenses	112,168	75,452	205,819	145,998
Acquisition transaction expenses	—	290	379	290
Operating income	$26,953	$24,398	$46,192	$43,535
Net income available to common stockholders	14,768	13,970	25,182	24,552
Weighted average diluted shares outstanding	39,330	37,307	39,254	37,051
Diluted income per share available to common stockholders	$0.38	$0.37	$0.64	$0.66
Roadrunner's earnings before interest, taxes, depreciation, and amortization ("EBITDA"), a non-GAAP financial measure, of $32.7 million for the quarter ended June 30, 2014 represents an increase of 15.7% from EBITDA of $28.2 million for the quarter ended June 30, 2013. A reconciliation of net income to EBITDA is provided below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands)
Net income	$14,768	$13,970	$25,182	$24,552
Plus: Provision for income taxes	9,326	8,818	15,901	15,498
Plus: Total interest expense	2,859	1,610	5,109	3,485
Plus: Depreciation and amortization	5,726	3,846	10,469	7,201
EBITDA	$32,679	$28,244	$56,661	$50,736

Second Quarter 2014 Results
In discussing the company's second quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“We were pleased with our second quarter results for revenue and operating income in our TL and TMS segments, which had record revenue and operating income for the quarter. Our TL segment surpassed its previous record quarter for revenue by 19.0% and its previous record quarter for operating income by 34.2% Our TMS segment surpassed its previous record quarter for revenue by 44.5% and its previous record quarter for operating income by 31.4%. Our LTL business is undergoing a transition phase and shift in freight mix that impacted our LTL operating results for the first half of 2014. We are optimistic that the changes and leadership transition we are undergoing in LTL will set the stage for long-term growth in this core segment. Overall, organic and acquisition growth led to a 38.6% increase in second quarter 2014 revenues and a 15.7% improvement in EBITDA.
“Revenues for TL, our largest revenue segment, grew by $69.6 million, or 43.1%, during the second quarter of 2014 from the prior year second quarter. Incremental revenues from our 2013 and 2014 acquisitions accounted for $48.9 million of the increase, with the remaining $20.7 million representing 12.8% organic growth. The positive impact of our recent TL acquisitions and organic revenue growth led to a 41.5% increase in TL operating income quarter-over-quarter.
“LTL revenues grew by $3.6 million, or 2.5%, during the second quarter of 2014 from the prior year second quarter. Our LTL operating ratio deteriorated from 91.9% in the second quarter of 2013 to 94.7% in the second quarter of 2014. The primary factors contributing to the increased LTL operating ratio were increased purchased power rates, a shift in business to non-metro area delivery zones with higher delivery costs, and increased insurance and claims expense in the second quarter 2014 compared to the second quarter of 2013.
“TMS revenue grew by $54.9 million, or 203.4%, during the second quarter of 2014 from the prior year second quarter, primarily as a result of our acquisitions of Adrian Carriers, Marisol International, and Unitrans. The positive impact of our recent TMS acquisitions led to a 53.5% increase in TMS operating income quarter-over-quarter."
Third Quarter 2014 Guidance
Commenting on guidance for the third quarter of 2014, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the third quarter to be in the range of $455 million to $480 million, representing an increase of 25% to 32% from the third quarter of 2013. We expect diluted income per share available to common stockholders to be between $0.37 and $0.41, compared with diluted income per share available to common stockholders of $0.35 in the prior year quarter."
Second Quarter 2014 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues increased 43.1% to $230.8 million for the second quarter of 2014 from $161.2 million for the second quarter of 2013. The improvement was primarily due to increased load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of Wando Trucking, TA Drayage, G.W. Palmer Logistics, Yes Trans, and Rich Logistics. For the second quarter of 2014, these acquisitions collectively contributed incremental TL revenues of $48.9 million. TL operating income was $16.1 million, or 7.0% of TL revenues, for the second quarter of 2014 compared with $11.4 million, or 7.0% of TL revenues, for the second quarter of 2013.
LTL revenues, including fuel, increased 2.5% to $150.2 million for the second quarter of 2014 from $146.5 million for the second quarter of 2013. LTL operating income was $7.9 million, or 5.3% of LTL revenues, for the second quarter of 2014 compared with $11.8 million, or 8.1% of LTL revenues, for the second quarter of 2013.
Summary LTL operating statistics for the three and six months ended June 30 are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Operating ratio	94.7	91.9		94.9	92.6
Tonnage (in thousands of tons)	406.0	404.3	0.4%	786.5	774.3	1.6%
Shipments (in thousands)	635.1	628.2	1.1%	1,217.3	1,200.2	1.4%
Revenue per hundredweight (incl. fuel)	$18.38	$17.88	2.8%	$18.12	$17.90	1.2%
Revenue per hundredweight (excl. fuel)	$15.09	$14.69	2.7%	$14.87	$14.66	1.4%
Weight per shipment (lbs.)	1,279	1,287	(0.6%)	1,292	1,290	0.2%
Linehaul cost per mile (excl. fuel)	$1.28	$1.23	4.1%	$1.27	$1.24	2.4%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

TMS revenues increased 203.4% to $81.8 million for the second quarter of 2014 from $27.0 million for the second quarter of 2013. The improvement in revenue was primarily due to the acquisitions of Adrian Carriers, Marisol International, and Unitrans. For the second quarter of 2014, these acquisitions collectively contributed incremental TMS revenues of $55.2 million. TMS operating income was $6.1 million, or 7.4% of TMS revenues, for the second quarter of 2014, compared with $4.0 million, or 14.7% of TMS revenues, for the second quarter of 2013.
Conference Call
A conference call is scheduled for Wednesday, July 30, 2014 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-318-8617 (U.S.) or 617-399-5136 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 50786673. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, August 6, 2014, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 69200729. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance; the transition phase and shift in freight mix in Roadrunner's LTL business; Roadrunner's optimism that the changes and leadership transition in its LTL business will set the stage for long-term growth in its LTL segment; Roadrunner's organic and acquisition related growth; the impact of Roadrunner's acquisitions; and Roadrunner's expected revenues, diluted income per share available to common stockholders, and weighted average diluted shares outstanding for the third quarter of 2014. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the current economic environment; competition in the transportation industry; Roadrunner’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$460,181	$331,908	$842,211	$631,288
Operating expenses:
Purchased transportation costs	315,334	227,922	579,352	434,264
Personnel and related benefits	50,109	36,670	93,041	71,526
Other operating expenses	62,059	38,782	112,778	74,472
Depreciation and amortization	5,726	3,846	10,469	7,201
Acquisition transaction expenses	—	290	379	290
Total operating expenses	433,228	307,510	796,019	587,753
Operating income	26,953	24,398	46,192	43,535
Interest expense	2,859	1,610	5,109	3,485
Income before provision for income taxes	24,094	22,788	41,083	40,050
Provision for income taxes	9,326	8,818	15,901	15,498
Net income available to common stockholders	$14,768	$13,970	$25,182	$24,552
Earnings per share available to common stockholders:
Basic	$0.39	$0.39	$0.67	$0.70
Diluted	$0.38	$0.37	$0.64	$0.66
Weighted average common stock outstanding:
Basic	37,868	35,585	37,779	35,289
Diluted	39,330	37,307	39,254	37,051

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$8,341	$5,438
Accounts receivable, net of allowances of $3,372 and $2,957, respectively	232,648	171,165
Deferred income taxes	1,354	1,847
Prepaid expenses and other current assets	34,974	35,010
Total current assets	277,317	213,460
Property and equipment, net of accumulated depreciation of $38,149 and $30,869, respectively	124,556	96,558
Other assets:
Goodwill and intangible assets, net	622,849	550,106
Other noncurrent assets	11,588	11,756
Total other assets	634,437	561,862
Total assets	$1,036,310	$871,880
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$13,125	$10,938
Accounts payable	81,466	67,141
Accrued expenses and other liabilities	35,254	33,271
Total current liabilities	129,845	111,350
Long-term debt, net of current maturities	297,989	181,702
Other long-term liabilities	77,712	78,463
Total liabilities	505,546	371,515
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 37,908 and 37,564 shares issued and outstanding	379	376
Additional paid-in capital	389,506	384,292
Retained earnings	140,879	115,697
Total stockholders’ investment	530,764	500,365
Total liabilities and stockholders’ investment	$1,036,310	$871,880

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com